UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2025

DYNARESOURCE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-30371	94-1589426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Urban Towers 222 W. Las Colinas Blvd. Suite 1910 - North Tower
Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 869-9400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2025, DynaResource de Mexico, SA de CV (“Dyna Mex”), a subsidiary of DynaResource, Inc. (the “Company”), entered into an Amendment Agreement (the “Amendment”) by and among Dyna Mex, MK Metal Trading Mexico SA de CV (“Buyer”), and Ocean Partners UK Limited (“Ocean Partners UK”). The Amendment amends the Gold Concentrate Purchase Agreement dated February 1, 2021, as amended (the “Offtake Agreement”), by and between Dyna Mex, and Buyer.

The principal terms of the Amendment are as follows:

•
To extend the term of the Offtake Agreement until December 31, 2030, with evergreen annual extensions thereafter until either party terminates the Offtake Agreement on at least 365 days’ notice.
•
To add Ocean Partners UK as a Party to the Offtake Agreement as a joint buyer thereunder, with full rights and obligations as set out therein.
•
To provide for a Concentrate Credit Facility (the “Credit Facility”) in the amount of $15 million to replace the $12.5 million line of credit under the prior Offtake Agreement amendment, the principal under the Credit Facility being repaid in equal monthly installments in months 7 through 24 at an interest rate of 3-month Secured Overnight Financing Rate (SOFR) + 6.75% payable monthly.
•
To provide for a $3 million termination fee payable by Dyna Mex to Buyer in certain circumstances.
•
To provide the following security for the increased line of credit: parent company guarantee from the Company, general security agreement and a pledge of shares of Dyna Mex.

In connection with Dyna Mex’s entry into the Amendment, on August 22, 2025, Dyna Mex and Ocean Partners UK entered into the Credit Facility described above and the Company, Dyna Mex and the Ocean Partners UK entered into a Parent Company Guarantee (the “Guarantee”), pursuant to which the Company agreed to guarantee the timely performance of all of the obligations of Dyna Mex under the Credit Facility.

The Credit Facility contains customary representations and warranties, covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an uncured event of default occurs, Ocean Partners UK would be entitled to take various actions, including the acceleration of amounts outstanding under the Credit Facility. Use of the Credit Facility proceeds includes repayment of existing advances, expansion capital, working capital and general corporate purposes.

The Guarantee contains customary terms and remedies with respect to the occurrence of an event of default thereunder. If an event of default occurs, the Ocean Partners UK has certain rights and may, among other options and in its discretion, assess default interest and penalties and seek payment of the full amount guaranteed.

The foregoing descriptions of the Amendment, the Credit Facility and the Guarantee are qualified in their entirety by reference to the full text of the Amendment, the Credit Facility and the Guarantee, copies of which will be filed with the Company's next periodic report filing with the Securities and Exchange Commission.. The representations, warranties and covenants contained in the Amendment, the Credit Facility and the Guarantee were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the agreements, and may be subject to limitations agreed upon by the contracting parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above under Item 1.01, to the extent applicable, is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On August 27, 2025, the Company issued a press release announcing the entry into the Amendment and Credit Facility and the credit line facility expansion and the offtake extension contemplated thereby. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Item 7.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

d)
Exhibits

Exhibit No.	Description
99.1	Press Release issued on August 27, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNARESOURCE, INC.

Date:	September 2, 2025	By:	/s/ Rohan Hazelton
Rohan Hazelton, Chief Executive Officer